Exhibit 99.1
News and Events
Calumet Specialty Products Partners, L.P. Completes Acquisition of Superior, Wisconsin Refinery Assets from Murphy Oil Corporation
INDIANAPOLIS, October 3, 2011 /PRNewswire via COMTEX/ —
Calumet Specialty Products Partners, L.P. (“Calumet”) (NASDAQ: CLMT) announced today that it completed the previously announced acquisition (the “Superior Acquisition”) of the Superior, Wisconsin refinery and associated operating assets and inventories (the “Superior Assets”) of Murphy Oil Corporation (NYSE: MUR) on September 30, 2011 for aggregate consideration of approximately $442 million, subject to customary post-closing purchase price adjustments. The Superior Assets provide greater scale, geographic diversity and development potential to Calumet’s refining business, as Calumet’s current total refining throughput capacity will increase by 50% to 135,000 barrels per day.
The Superior refinery produces gasoline, diesel, asphalt, bunker fuel and specialty petroleum products that are marketed in the Midwest region of the United States, including the surrounding border states, and Canada. The Superior Assets include inventories valued at approximately $220 million as of August 31, 2011 and various owned and leased finished product terminals.
Highlights of the Superior Assets include the following:
•	Refinery crude oil throughput capacity of approximately 45,000 barrels per day;

•	Refinery complexity rating of 8.9;

•	Distribution network for fuel and asphalt products operated through various owned and leased terminals located in Wisconsin, Minnesota and Utah; and

•	Crude oil feedstocks sourced from the northern U.S. and Canada.
The Superior Acquisition was financed with the September 2011 issuances of approximately $193 million of Calumet’s common units and general partner units and approximately $180 million of Calumet’s senior unsecured notes due 2019 and with borrowings of approximately $69 million under Calumet’s revolving credit facility.
Calumet is a master limited partnership and is a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents, and waxes used in consumer, industrial, and automotive products. Calumet also produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana and has five plants located in northwest Louisiana, western Pennsylvania, and southern Texas, and a terminal located in Burnham, Illinois.

This press release includes statements that may constitute forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Factors that can affect future results are discussed in Calumet’s Annual Report on Form 10-K and other reports filed by Calumet from time to time with the Securities and Exchange Commission. Calumet undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.